                                                                    EXHIBIT 8.1




                         [Latham & Watkins Letterhead]


                             __________ ___, 1997



Evergreen Media Corporation
413 East Las Colinas Boulevard
Suite 1130
Irving, Texas  75039

Ladies & Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of (i) the merger (the "Merger") of Chancellor Broadcasting Company, a Delaware corporation (the "Company"), with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation ("EMHC"), and a direct wholly-owned subsidiary of Evergreen Media Corporation, a Delaware corporation ("Evergreen"), and (ii) the merger (the "Subsidiary Merger") of Chancellor Radio Broadcasting Company, a Delaware corporation ("Radio Broadcasting"), with and into Evergreen Media Corporation of Los Angeles, a Delaware corporation ("EMCLA").

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Amended and Restated Agreement and Plan of Merger among the Company, Radio Broadcasting, Evergreen, EMHC and EMCLA dated as of July ____, 1997 (the "Merger Agreement"), the Joint Proxy Statement/Prospectus filed by the Company, Radio Broadcasting, Evergreen, EMHC and EMCLA on ________ __, 1997 (the "Joint Proxy Statement"), and the Registration Statement on Form S-4, as filed by Evergreen with the SEC on ____________ __, 1997, in which the Joint Proxy Statement/Prospectus is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company, Radio Broadcasting, Evergreen, EMHC and EMCLA.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger and the Subsidiary Merger set forth in the Merger Agreement, the Joint Proxy Statement, and the Registration Statement, (2) the consummation of the Merger and the Subsidiary Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement and (3) the accuracy of
(i) the representations made by the Company and by Radio Broadcasting, which are set forth in the Certificates delivered to us by the Company and Radio Broadcasting, dated the date hereof, (ii) the representations made by Evergreen, EMHC and by EMCLA which are set forth in the Certificate delivered to us by Evergreen, EMHC and EMCLA, dated the date hereof and (iii) the representations made by certain shareholders of the Company and of Radio Broadcasting in Certificates delivered to us by such persons, dated the date hereof.

Evergreen Media Corporation
Page 2



     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth herein, we are of the opinion that for federal income tax purposes:

     1. The Merger and the Subsidiary Merger will each constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Each of the Company, Evergreen and EMHC will be a party to the Merger within the meaning of Section 368(b) of the Code.

     3. Each of Radio Broadcasting and EMCLA will be a party to the Subsidiary Merger within the meaning of Section 368(b) of the Code.

     4. No gain or loss will be recognized by the Company, Evergreen or EMHC as a result of the Merger.

     5. No gain or loss will be recognized by Radio Broadcasting or EMCLA as a result of the Subsidiary Merger.

     6. No gain or loss will be recognized by holders of Evergreen Class A Common Stock or holders of Evergreen Class B Common Stock on the exchange of such shares for shares of Evergreen Common Stock pursuant to the Merger Agreement.

     7. No gain or loss will be recognized by holders of Evergreen Convertible Exchangeable Preferred Stock as a result of the Merger.

We express no opinion concerning any tax consequences of the Merger or the Subsidiary Merger other than those specifically set forth herein.

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger or the Subsidiary Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

                                        Very truly yours,